Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, October 28, 2005

eOn Communications Announces Intent to Acquire Spark Technology Corporation

ATLANTA (October 28, 2005) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today announced that it has signed a non-binding Letter of Intent (“LOI”) to acquire Spark Technology Corporation (“Spark”).

Spark (www.sparktech.com) designs and markets accessories for wireless telephones. It recently announced Cellstik, a small memory device that allows the user to easily backup, enter, edit and transfer their cell phone contacts. Cellstik provides an unique solution for a growing problem in the cellular market. Spark is 100% owned by David Lee, eOn’s Chairman.

The LOI is subject to negotiation of a definitive agreement, approval of the eOn Board and Shareholders, completion of due diligence process and various other conditions. Subject to fulfillment of the various conditions, eOn has agreed to a Purchase Price of up to 8,933,000 common shares of eOn stock.

eOn has also agreed to loan Spark up to $300,000 during the period prior to Closing. If the acquisition is not completed by March 31, 2006, Spark will repay principal and interest at 6% per annum to eOn by May 31, 2006.

The Company has appointed an Independent Committee of the Board, headed by Robert Dilworth, to perform due diligence and negotiate a definitive agreement.

“Spark appears to be an exciting opportunity for the Company,” stated Bob Dilworth, Chairman of eOn’s Audit Committee. “The Board is committed to fully evaluate Spark and, pending the completion of our due diligence process, expeditiously conclude this acquisition.”

About eOn Communications™

eOn Communications is a global provider of innovative communications solutions. Backed with over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.